Exhibit 10.16

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE is made as of the 10th day of July, 2002 (“Effective Date”) by and between ONE OLIVER ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership whose address is c/o Kojaian Management Corporation, 39400 Woodward Avenue, Suite 250, Bloomfield Hills, Michigan 48304-2876 (the “Landlord”) and FREEMARKETS, INC., f/k/a FREEMARKETS ONLINE, INC. a Delaware corporation, whose address is 210 Sixth Avenue, Suite 2200, Pittsburgh, Pennsylvania 15222 (the “Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated October 21, 1998, as amended by First Amendment to Lease dated March 30, 1999, as amended by Second Amendment to Lease dated June, 1999, as amended by Third Amendment to Lease dated March 13, 2000 (“Third Amendment”)(hereinafter collectively referred to as the “Lease”), pursuant to which Tenant leases space in FreeMarkets Center (formerly named One Oliver Plaza), Pittsburgh, Pennsylvania consisting of approximately 36,219 rentable square feet on the 21st and 22nd floors (the “Original Premises”), approximately 17,890 rentable square feet on the 23rd floor (the “Additional Premises”), approximately 18,287 rentable square feet on the 24th floor (the “Additional Premises II”), and approximately 17,936 rentable square feet the 20th floor, 18,561 rentable square feet on the 25th floor, 18,287 rentable square feet on the 26th floor, 18,287 rentable square feet on the 27th floor, 18,290 rentable square feet on the 28th floor, and 18,291 rentable square feet on the 29th floor (the “Additional Premises III”); and

WHEREAS, Tenant desires to utilize certain areas on the rooftop of the Building totaling approximately 2,054 useable square feet (“Roof Areas”), comprised of approximately 598 useable square feet (“Roof Area I”) and approximately 756 useable square feet (“Roof Area II”) shown on the plans prepared by Allen & Shariff dated April 26, 2000 (the “HVAC Plans”) and an additional approximate 700 usable square feet (“Roof Area III”); and

WHEREAS, Tenant desires to utilize approximately 100 useable square feet on the 13th floor of the Building (“13th Floor Area”), as more particularly identified on the plans prepared by Firefighters Sales and Service Company dated May 2, 2000 (the “Inergen Tank Plans”); and

WHEREAS, Landlord is willing to provide the Roof Areas and the 13th Floor Area to Tenant upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Defined Terms. All terms used herein, and not otherwise defined, have the same meaning ascribed thereto in the Lease.

2. Basic Lease Information. As of the Effective Date, certain Basic Lease Information is as follows:

(a)	Section 1.01 PREMISES:

Original Premises: approximately 17,910 rentable square feet, located on the 21st and 18,309 rentable square feet located on the 22nd floor

Additional Premises: approximately 17,890 rentable square feet, located on the 23rd floor

Additional Premises II: approximately 18,287 rentable square feet, located on the 24th floor

Additional Premises III: approximately 17,936 rentable square feet located on the 20th floor, approximately 18,561 rentable square feet located on the 25th floor, approximately 18,287 rentable square feet located on the 26th floor, approximately 18,287 rentable square feet located on the 27th floor, approximately 18,290 rentable square feet located on the 28th floor, approximately 18,291 rentable square feet located on the 29th floor

(b)	Tenant’s Share of Operating Expenses:	Original Premises:	5.68%
	Tenant’s Share of Taxes:	Additional Premises:	2.81%
		Additional Premises II:	2.87%

		Additional Premises III:
		Floor 20	2.81%
		Floor 25	2.91%
		Floor 26	2.87%
		Floor 27	2.87%
		Floor 28	2.87%
		Floor 29	2.87%

Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes will not be increased as a result of Tenant’s use of the 13th Floor Area or the Roof Areas.

(c)	Section 4.01: BASE RENT:

Original Premises, Additional Premises, Additional Premises II, Additional Premises III:

Term	Floors	Total RSF Area	Rate/RSF	Monthly Base Rent

March 1, 1999 through May 31, 1999	21,22	36,219	$0.00	$-0-

June 1, 1999 through June 30, 1999	21,22	36,219	$20.00	$60,365.00

July 1, 1999 trough September 30, 1999	21-23	54,109	$20.00	$90,181.67

October 1, 1999 through March 31, 2000	21-24	72,396	$20.00	$120,660.00

April 1, 2000 through April 15, 2000	21-24	72,396	$20.60	$124,279.80

April 16, 2000 through May 14, 2000	21-25	90,957	$20.60	$156,142.85

May 15, 2000 through June 30, 2000	20-25	108,893	$20.60	$186,932.98

July 1, 2000 through August 31, 2000	20-25, 28, 29	145,474	$20.60	$249,730.37

September 1, 2000 through November 30, 2000	20-26, 28, 29	163,761	$20.60	$281,123.05

December 1, 2000 through March 31, 2001	20-29	182,048	$20.60	$312,515.73

April 1, 2001 through March 31, 2002	20-29	182,048	$21.22	$321,921.55

April 1, 2002 through March 31, 2003	20-29	182,048	$21.86	$331,630.76

April 1, 2003 through May 31, 2004	20-29	182,048	$22.51	$341,491.70

June 1, 2004 through May 31, 2005	20-29	182,048	$23.19	$351,807.75

June 1, 2005 through May 31, 2006	20-29	182,048	$23.89	$362,427.22

June 1, 2006 through May 31, 2007	20-29	182,048	$24.61	$373,350.10

June 1, 2007 through May 31, 2008	20-29	182,048	$25.35	$384,576.40

June 1, 2008 through May 31, 2009	20-29	182,048	$26.11	$396,106.10

June 1, 2009 through May 31, 2010	20-29	182,048	$26.89	$407,939.22

(d)	Section 5.04: ADDITIONAL RENT:

Term	Floors	Total USF Area	Rate/USF	Monthly Payment

Roof Area I date of Installation through May 31, 2010	Roof Area I	598	$40.00	$1,993.33

Roof Area II date of Installation through May 31, 2010	Roof Area II	756	$40.00	$2,520.00

Roof Area III date of Installation through May 31, 2010	Roof Area III	700	$50.00	$2,916.67

June 1, 2000 through May 31, 2010	13th Floor	100	$40.00	$333.33

3. Roof Area. (a) As of the Effective Date and continuing through the Term, and subject to the terms and conditions contained herein, Tenant shall have the right to install, operate and maintain banks of HVAC chiller units (“HVAC Equipment”) at Roof Area I and Roof Area II in the locations shown on the HVAC Plans, which are incorporated herein by reference. Tenant shall further have the right to install, operate, and maintain additional HVAC Equipment at Roof Area III. The location for Roof Area III shall be determined by Landlord in its sole and reasonable discretion. Tenant acknowledges and agrees that the square footage of the Roof Areas shall be subject to remeasurement by Landlord after installation of the HVAC Equipment. Should such remeasurement result in square footage areas different than those set forth herein, appropriate adjustments shall be made to the annual fees payable by Tenant for the Roof Areas, such fees being based upon a rate of $40.00 per square foot for Roof Area I and Roof Area II, and $50.00 per square foot for Roof Area III. The parties acknowledge and agree that should Tenant request additional roof space during the Term, and should Landlord grant such request, the rental rate for such additional roof space shall be $50.00 per square foot.

(b) Prior to commencing any installation or maintenance work on the roof, Tenant shall obtain Landlord’s prior approval (which shall not be unreasonably withheld or delayed) of the proposed size, weight and location of HVAC Equipment and method for installing the same to the roof. All installation and any replacement work shall comply strictly with all governmental laws, codes and regulations and the conditions of any bond or warranty maintained by Landlord on the roof. Landlord will supervise and perform any roof penetration related to the installation of Tenant’s HVAC Equipment, and upon completion of such work to Tenant’s reasonable satisfaction, Tenant shall pay the reasonable cost thereof within 30 days after Tenant’s receipt of Landlord’s invoice therefor. Prior to Landlord commencing any such roof work Landlord shall notify Tenant of the estimated cost of such work and Landlord shall not be obligated to commence the work until Tenant has approved such estimated cost in writing. Tenant agrees that all installation, construction, and maintenance shall be at Tenant’s sole cost, expense and risk and shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Without limiting the generality of the foregoing, upon installation of any HVAC Equipment at Roof Area III, Tenant shall provide structural reinforcements to the roof as may be determined necessary by Landlord’s structural engineer. Landlord will provide Tenant with the structural engineer’s written recommendations with respect to any such reinforcements. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the HVAC Equipment. The HVAC Equipment installed by Tenant shall remain the property of Tenant. Tenant agrees that the HVAC Equipment, any wires, pipes or connections thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of the Building systems, by Landlord or by other tenants or occupants of the Building. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall commence to correct the same within 24 hours after such notice. Landlord makes no warranty or representation that the Building or Building systems are suitable for the installation or operation of Tenant’s HVAC Equipment, it being understood that Tenant has satisfied itself thereof.

(c) In consideration for Tenant’s use of the Roof Areas during the Term, Tenant shall pay to Landlord as additional rent, (i) an annual fee for Roof Area I equal to $23,920, payable in equal monthly installments as set forth in Section 2(d) of this Amendment, (ii) an annual fee for Roof Area II, equal to $30,240, payable in equal monthly installments as set forth in Section 2(d) of this Amendment, and (iii) an annual fee for Roof Area III, equal to $35,000 payable in equal monthly installments as set forth in Section 2(d) of this Fourth Amendment. Such annual fees shall be subject to adjustment as set forth in Section 3(a) above.

(d) Tenant may relinquish all or portions of the Roof Areas by providing 180 days prior written notice to Landlord. Upon expiration of the 180 day period, and so long as Tenant has completed the removal of Tenant’s equipment and has restored the portion of the Roof Areas being relinquished, Tenant’s right to use the relinquished Roof Area shall terminate and Tenant’s additional rent for the Roof Areas shall be adjusted accordingly.

4. Satellite Dish. Tenant, at its sole cost, expense, and risk, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace a satellite dish (a “Dish”) no larger than 24 inches in diameter on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i) obtain Landlord’s prior approval of the proposed size, weight and location of the Dish and method for fastening the Dish to the roof, it being understood that the location will be in an area where the Dish is least visible to outside view, (ii) such installation and/or replacement shall comply strictly with all laws, ordinances and governmental regulations and permits and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Dish solely for its internal use, (iv) not grant any right to use of the Dish to any other party, and (v) obtain, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord will supervise and perform any roof penetration related to the installation of a Dish, and upon completion of the work to Tenant’s reasonable satisfaction, Tenant shall pay the reasonable cost thereof within 30 days after receipt of Landlord’s invoice therefor. Prior to Landlord commencing any such roof work Landlord shall notify Tenant of the estimated cost of such work and Landlord shall not be obligated to commence the work until Tenant has approved such cost in writing. Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant further agrees to label each cable or wire placed by Tenant in the telecommunications pathways of the Building, with identification information as reasonably required by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance. replacement, use or removal of the Dish. The Dish shall remain the property of Tenant, and Tenant may remove the Dish at its cost at any time during the Term. Tenant shall remove the Dish at Tenant’s cost and expense upon the expiration or termination of the Lease. Tenant agrees that the Dish, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite dishes) or computer devices by Landlord or by other tenants or occupants of the Building which were in operation before Tenant’s installation of the Dish. If such interference shall occur and Landlord is able to ascertain with reasonable certainty that the interference is being caused by or is attributable to the Dish, Landlord shall give Tenant written notice thereof and Tenant shall commence to correct the same within twenty-four (24) hours of receipt of such notice. Landlord reserves the right to disconnect power to any Dish if Tenant fails to correct such interference with forty-eight (48) hours after such notice. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of a Dish, it being assumed that Tenant has satisfied itself thereof. Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s employees and agents from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Dish.

5. Generator Equipment. Tenant acknowledges and agrees that the right granted to Tenant pursuant to the Third Amendment relative to the Generator Equipment has, as of the Effective Date, been exercised by Tenant with respect to the square footage allocated to Tenant for the Generator Equipment. Effective as of the Effective Date, and continuing through the Term, and subject to the terms and conditions contained herein and in the Third Amendment, Tenant shall have the right to operate and maintain the three generators installed by Tenant, in their current location on the 38th floor of the Building, in accordance with the HVAC Plans. In addition, Tenant may install up to three additional generators, as long as such additional generators are placed on the mezzanine area on the 38th floor, and subject to the terms of the Third Amendment.

6. Thirteenth Floor Area. (a) As of the Effective Date and continuing through the Term, and subject to the terms and conditions contained herein, Tenant shall have the right to install, operate maintain, replace and remove, at the 13th Floor Area, an inergen gas tank farm and piping related thereto (“Inergen Tank Equipment”) as shown on the Inergen Tank Plans, which are incorporated herein by reference. Tenant’s Inergen Tank Equipment will serve Tenant’s fire suppression system on the 20th floor of the Building. All installation and any replacement work shall comply strictly with all governmental laws, codes and regulations. Tenant agrees that all installation, construction, maintenance and replacement shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Inergen Tank Equipment. The Inergen Tank Equipment installed by Tenant shall remain the property of Tenant. Should Tenant replace any Inergen Tank Equipment, the area required for replacement equipment may not exceed the bounds of the 13th Floor Area. Should Tenant elect to remove the Inergen Tank Equipment at any time during the Term, Tenant shall notify Landlord in writing of such election at least 180 days in advance. Upon expiration of the 180 day period and so long as Tenant has removed the Inergen Tank Equipment, including the piping and brackets directly related to the Inergen Tank Equipment, Tenant’s right to use the 13th Floor Area shall terminate and Tenant’s additional rent obligations with respect to the 13th Floor Area shall end.

(b) The 13th Floor Area shall be subject to remeasurement by Landlord after the Inergen Tank Equipment has been installed. Should such remeasurement result in a square footage area different than that set forth herein, corresponding adjustments shall be made to the annual fee payable by Tenant for its use of the 13th Floor Area (based upon a rental rate of $40.00 per square foot).

(c) In consideration for Tenant’s use of the 13th Floor Area, Tenant shall pay to Landlord, as additional rent, an annual fee of $4,000, payable in equal monthly installments of $333.33 each, in advance, on the first day of each month and continuing through the Term. Such annual fee shall be subject to adjustment as set forth in Section 6(b) above.

7. Surrender. The following provision is hereby added to Section 27.01 of the Lease:

Upon termination or expiration of the Lease Tenant shall remove, at Landlord’s written request and at Tenant’s sole cost and expense, the Inergen Tank Equipment, the Generator Equipment, the HVAC Equipment, the supplemental HVAC equipment that has been installed by Tenant, and all cabling, piping, conduits and support mechanisms associated therewith. Such removal and/or restoration shall include all floor penetrations, structural alterations, curtainwall alterations, conduits, lines, telephone, data and electrical cables, antennas, generators, HVAC equipment, fire suppression systems, signs, curtainwall, roof, mechanical areas, garage and shaft areas where items have been installed by or for Tenant. Tenant shall promptly repair any damage to the Premises or the Building caused by such removal, and in cases where the installation and/or removal affects a structural portion of the Building or the structural integrity of the Building, Tenant shall restore the Premises to building standard condition.

8. Indemnification. Unless caused by or due to any negligent act or omission of Landlord, its agents or employees, Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s officers, directors, shareholders, partners, employees, servants and agents from and against all claims, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees), of any kind and nature incurred by or asserted against Landlord arising out of or connected with (i) Tenant’s installation, maintenance, replacement, use, or removal of the HVAC Equipment, the Generator Equipment, or the Inergen Tanks, (ii) any negligent failure by Tenant to perform any of the agreements, terms, covenants or conditions required to be performed by Tenant pursuant to this Amendment, or (iii) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority in connection with its activities under this Amendment.

9. Insurance. Tenant shall provide Landlord with satisfactory proof that the HVAC Equipment, the Generator Equipment, the Dish and the Inergen Tanks, and the use and placement thereof, are covered by Tenant’s policies of commercial general liability insurance, All-Risk property insurance, and broad form boiler or machine insurance described in Article 15 of the Lease. Notwithstanding any other provisions herein or in the Lease, Landlord shall not be responsible for or liable to Tenant for any damage to the HVAC Equipment, the Dish, the Generator Equipment, or the Inergen Tanks occasioned by any cause whatsoever, including, without limitation, electrical systems or facilities, water, snow, ice, or other weather conditions, pipes or appliances; provided that Landlord will be responsible for physical damage to the HVAC Equipment, the Dish, the Generator Equipment or the Inergen Tanks to the extent caused by the negligence or misconduct of Landlord, its employees or agents and only to the extent such damage is not covered by the insurance carried by Tenant, whether specifically required by the Lease or otherwise, Landlord shall not, in any case, be responsible for or liable to Tenant for any damage or personal injury arising out of any acts or neglect of other tenants of the Building, occupants of the Building, occupants of adjacent property, or the public. In addition to and not in limitation of the foregoing, the provisions of Section 17.01, Section 17.04, and Article 33 of the Lease shall apply to the HVAC Equipment, the Generator Equipment and the Inergen Tanks.

10. Access. Tenant acknowledges that access to the 38th floor, the 13th Floor Area, the electrical closets, telephone equipment rooms and the Roof Areas is restricted and Tenant shall be required to obtain the assistance of Building security and/or the Building engineering department in order to gain such access. Landlord’s Building security personnel will have keys to such restricted areas at all times and will be able to provide access in emergency situations.

11. Servicing. During the Term Tenant shall hire a reputable contractor to service the HVAC Equipment, the Inergen Tanks and the Generator Equipment and to conduct regular inspections (at least annually) of such equipment and its mechanical and functional stability. Tenant shall provide Landlord with a copy of all such service reports and inspection reports.

12, Nineteenth Floor Restoration. In furtherance of Tenant’s prior intention to lease additional space comprising the entire 19th floor of the Building, Tenant commenced construction of certain tenant improvements on the 19th floor. Subsequently, Tenant notified Landlord that Tenant had postponed its plan to expand on the 19th floor. In connection with the construction work undertaken by Tenant on the 19th floor, Landlord and Tenant agree that (i) Landlord shall have no obligation to compensate Tenant for any work performed on the 19th floor, such work having been undertaken voluntarily by Tenant at its sole cost, expense and risk; and (ii) Tenant shall, by October 1, 2002, have restored certain areas of the 19th floor as designated on Exhibit A attached hereto at Tenant’s sole cost, expense and risk.

13. Costs Associated With Tenant’s Signage. Landlord has notified Tenant that Tenant’s exterior Building signage has rendered Landlord’s existing window washing scaffolding unuseable. Landlord hereby agrees to allow Tenant to continue to maintain Tenant’s existing Building signage as long as Tenant contributes towards the cost to replace the scaffolding for the Building. Landlord estimates such cost to be approximately $32,000. Tenant shall remit payment for the scaffolding to Landlord within thirty (30) days of receiving an invoice therefor. Such payment by Tenant shall not be deemed to confer an ownership interest in the scaffolding upon Tenant, and Tenant shall have no obligation to repair or maintain the scaffolding. Landlord shall protect, defend, indemnify and hold harmless Tenant and Tenant’s officers, directors, shareholders, partners, employees, servants and agents from and against all claims, damages, liabilities, penalties, costs and expenses (including reasonable attorneys fees) of any kind and nature incurred by or asserted against Tenant resulting from personal injury or property damage occurring during the use or operation of the scaffolding at the Building by Landlord, its agents, employees or contractors. Landlord’s indemnification obligation set forth in this Section 13 shall not apply to claims, damages, liabilities, penalties, costs and expenses solely attributable to Tenant’s use of scaffolding at the Building, unless such claims, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees) are wholly or in part attributable to Landlord’s failure to maintain the scaffolding for the Building in proper working condition.

14. Effect of Approvals. Nothing contained herein, nor any consents or approvals provided by Landlord in connection with Tenant’s activities pursuant to this Amendment shall be construed to impose any liability, obligation, or responsibility upon Landlord under or with respect to the HVAC Equipment, the Dish, the Generator Equipment, the Inergen Tanks, or any matter related thereto. Without limiting the provisions of Section 8 of this Amendment, should Landlord incur any liability, loss, cost or expense under or by reason of any such approval or consent, Tenant shall immediately, upon demand, reimburse Landlord for the amount thereof, together with all costs associated therewith.

15. Saving Clause. Except as specifically provided herein, the Lease, as amended, shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to Lease to be executed as of the day and year first above written.

Landlord:
ONE OLIVER ASSOCIATES LIMITED PARTNERSHIP,
a Michigan limited partnership

	By:	One Oliver-GP, Inc., a Michigan corporation, its General Partner

[ILLEGIBLE]		By:	/s/ Mike Kojaian
Witness			Mike Kojaian, President

	Tenant:		FREEMARKETS, INC.

[ILLEGIBLE]	By:	[ILLEGIBLE]
Witness	Title:	Vice President

EXHIBIT A

The following outlines the Tenant’s responsibility to restore certain areas of the 19th floor upon the terms stated in Paragraph 11.

Core Areas:

Restrooms:

•	Spackle and finish drywall

•	Laminate existing drywall partitions

•	Insulate drywall partition

•	Furnish and install drywall vinyl coated ceiling tile and grid

•	Furnish and install laminate sink tops

•	Furnish and install new ceramic floor tile which includes removing existing tile, grind floor, and replace concrete at thick set removal.

•	Furnish & install bathroom partitions and all toilet paper & soap dispensers, & towel boxes

•	Furnish & install bathroom mirrors

•	Furnish & install vinyl wall covering

•	Furnish & install ceramic tile half way up walls

•	Furnish & install lighting, door, frames, and hardware to building standard, with louvers in doors

•	Furnish & install all plumbing fixtures, i.e., commodes, urinal, sinks, faucets, drains, flushometers, etc.

•	Paint door frames and hardware

Lobby and Building Core Surfaces:

•	Skim walls as needed

•	Furnish and install drywall at entries to create finished entry

•	Spackle and finish drywall

•	Paint walls with at least prime coat

•	Furnish and install lobby doors, frames, and hardware

•	Remove false wall in lobby

•	Furnish and install drywall ceiling and 14 building standard down lights

Electrical/Life Safety:

•	Activate all electrical panels and outlets

•	Furnish and install fire alarms, speakers, strobes, smoke detectors, and exit light systems required to meet building and fire codes.

General Conditions – Core and Perimeter:

•	Replace and install water fountains

•	Replace damaged window film

•	Furnish & install building standard window blinds

Ceiling Systems and Mechanicals

•	Repair damaged fireproofing

•	Remove all data cabling and racks

•	Remove all copper piping installed for the supplemental HVAC systems.

•	Complete installation and activate sprinkler system to meet city code.

•	Remove partial grid installation.

•	Furnish and install complete USG Donn DXF Fine Line ceiling grid system throughout the floor

•	Furnish sixty (60) – 18 cell parabolic lens, 3 tube, 277 volt, 2 X 4 building standard light fixtures on the floor

•	Furnish and install main run distribution and install branch runs off of main duct to serve 30 supply air diffusers.

•	Furnish and install a ducted return air system on the floor to serve 30 return air registers.

Intentionally Omitted:

Drywall partitioning outside of Core

Doors/frames and hardware outside of Core

Carpet

Painting outside of Core

Variable Air Volume mixing boxes

Supply air diffusers

Return air registers

Ceiling Tile